Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stericycle, Inc. 2017 Long Term Incentive Stock Plan of our reports dated March 14, 2017, with respect to the consolidated financial statements and schedule of Stericycle, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Stericycle, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 25, 2018